EXHIBIT 16.1

International Baler Corporation Jacksonville, Florida

February 18, 2011

KPMG, LLP
Suite 1100
One Independent Drive
Jacksonville, FL  32202

RE: International Baler Corp. Amended 8-K

Gentlemen:

Please find enclosed herein a copy of an amended Current Report on Form 8-K/A that International Baler Corp. (the “Company”) intends to file with the Securities and Exchange Commission (“SEC”) regarding the Company’s change of accountants. Please review the disclosures in the Form 8-K/A and provide us with a letter addressed to the Securities and Exchange Commission stating whether you agree with statements in the Form 8-K/A. Thank you.

Sincerely,

/s/William E. Nielsen
William E. Nielsen
Chief Financial Officer

WEN/jh

International Baler Corporation 5400 Rio Grande Avenue P.O. Box 6922 (zip 32236) Jacksonville, Florida 32254	Tel: 904-358-3812 800-231-9286 Fax: 904-358-7013 Email: sales@intl-baler.com Web: www.intl-baler.com